Exhibit 4.2

SECOND AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT (this “Agreement”) is made as of this 20th day of March, 2021 by and among ironSource Ltd., an Israeli company (the “Company”), the shareholders listed on Schedule A hereto, including shareholders who have become party hereto from time to time hereafter with the consent of the Company upon execution of the Joinder set forth in Annex A hereto and whose names will be added to an updated version of such Schedule A (the “Investors”) and the persons listed on Schedule B hereto (the “Founders”).

W I T N E S S E T H:

WHEREAS, the Company, the Investors and certain other shareholders of the Company are parties to that certain Shareholders Rights Agreement dated November 24, 2011, as amended by Amendment No. 1 to the Shareholders Rights Agreement on January 15, 2015 and by Amendment No. 2 to the Shareholders Rights Agreement on January 13, 2016, and as amended and restated pursuant to the Amended and Restated Shareholders Rights Agreement on November 20, 2019 (the “Prior Agreement”), and desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement;

WHEREAS, under that certain Agreement and Plan of Merger, dated as of March 20, 2021 (the “Merger Agreement”), by and among the Company, Showtime Cayman, the Company’s wholly-owned subsidiary (“Merger Sub”), Showtime Cayman II, the Company’s wholly-owned subsidiary (“Merger Sub II”), and Thoma Bravo Advantage (“TBA”), pursuant to which Merger Sub will merge with and into TBA (the “Merger”), with TBA surviving as a wholly-owned subsidiary of the Company, and immediately thereafter TBA will merge with and into Merger Sub II, with Merger Sub II surviving such merger as a wholly owned subsidiary of the Company, and which will result in the Company’s Class A ordinary shares, no par value per share, resulting from the recapitalization under the Merger Agreement (“Class A ordinary shares”), being registered under Section 12(b) of the 1934 Act (as defined below) and listed on the New York Stock Exchange, and Thoma Bravo Advantage Sponsor, LLC (“TBA Sponsor”) will be issued Class A ordinary shares of the Company and, upon and subject to the closing of the Merger, will become an Investor that is a party hereto by executing a joinder agreement, in the form attached to this Agreement as Annex A;

WHEREAS, the Investors, the Founders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Founders to cause the Company to register shares issued or issuable to them and certain other matters as set forth herein; and

WHEREAS, the Investors, the Founders and the Company desire to set forth certain other matters regarding the ownership of the shares of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the respective meanings provided therefor below:

1.1.1.	“1934 Act” means the US Securities Exchange Act of 1934, as amended.

1.1.2.	“Act” or “Securities Act” means the US Securities Act of 1933, as amended.

1.1.3.	“Business Day” means Monday through Thursday, not including holidays in Israel or in New York, the United States.

1.1.4.	“Class A ordinary shares” has the meaning provided in the Recitals hereto.

1.1.5.

“Class B ordinary shares” means the Company’s Class B ordinary shares, no par value per share, that will be distributed to the Company’s existing shareholders immediately prior to the consummation of the Merger.

1.1.6.	“CVC Advisory Group” means CVC Capital Partners Advisory Group Holding Foundation and each of its subsidiaries from time to time.

1.1.7.	“CVC Funds” means any investment funds or vehicles advised by one or more members of the CVC Advisory Group.

1.1.8.	“CVC Investment and Management Group” means CVC Capital Partners SICAV-FIS S.A. and each of its subsidiaries from time to time.

1.1.9.

“CVC Investor” means App Investments S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 20 Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 238344.

1.1.10.	“CVC Investor Group” means the CVC Advisory Group, the CVC Funds or the CVC Investment and Management Group.

1.1.11.

“Form F-3” means Form F-3 or Form S-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.1.12.

“Holder” means any person owning or having the right to acquire Registrable Securities or shares convertible to Registrable Securities who acquired such Registrable Securities or shares convertible into Registrable Securities in a transaction or series of transactions not involving any registered public offering, or any assignee thereof in accordance with Section 2.11 hereof.

1.1.13.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares registered under the Act or the equivalent law of another jurisdiction, or, alternatively, a SPAC Transaction.

1.1.14.

“Initiating Holders” means either (a) Investors holding in the aggregate a majority of the Registrable Securities and which are then held by the Investors, or (b) other Holders holding in the aggregate a majority of the Registrable Securities (assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities).

1.1.15.	“Merger” has the meaning provided in the Recitals hereto.

1.1.16.

“Ordinary Shares” means (i) as of the date of this Agreement, ordinary shares, par value NIS 0.01 each, of the Company, and (ii) upon the closing of the Merger, Class A ordinary shares, including Class A ordinary shares issuable upon conversion of Class B ordinary shares, and Class B ordinary shares.

1.1.17.

“Permitted Transfer” means a transfer of Registrable Securities by any Holder that is made in accordance with the Articles, and constitutes either (i) at least 1% of the issued and outstanding share capital of the Company on the date of transfer, or (ii) at least 50% of the Registrable Securities that are held by such Holder as of the date hereof.

1.1.18.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act or the equivalent law of another jurisdiction, and the declaration or ordering of effectiveness of such registration statement or document.

1.1.19.

“Registrable Securities” means (i) the Ordinary Shares held by the Investors as of the date hereof, (ii) the Ordinary Shares held by the SSA Shareholders as of the date hereof, (iii) the Ordinary Shares issued to the Founders, (iv) the Ordinary Shares issuable to TBA Sponsor pursuant to and upon consummation of the transactions under the Merger Agreement, and (v) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii) or (iv) above (in all cases subject to proportional adjustment upon any stock split, reverse stock split, stock dividend, reclassification or any other recapitalization event), excluding in all cases, however, (a) Ordinary Shares which have previously been registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with such registration statement, (b) Ordinary Shares which have otherwise previously been sold to the public, (c) Ordinary Shares that could be sold by the holder thereof (in accordance with applicable law and together with any affiliates with whom such holder must aggregate its sales under Rule 144) pursuant to Rule 144(b)(1) promulgated under the Securities Act if the holder thereof and any such affiliates hold less than five percent (5%) of the issued and outstanding Ordinary Shares of the Company, and (d) any Registrable Securities sold in a transaction in which rights under Section 2 are not assigned in accordance with the provisions herein. The number of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding and/or issuable pursuant to then exercisable or convertible securities, in each case that are Registrable Securities. Schedule C hereto sets forth a list of the outstanding Registrable Securities and Holders thereof as of the date hereof. Schedule D sets forth a list of the outstanding Registrable Securities held by SSA Shareholders as of the date hereof.

1.1.20.	“SEC” or “Commission” means the U.S. Securities and Exchange Commission.

1.1.21.

“Shareholders” means, collectively, the Founders and the Investors. Solely as and to the extent it is used in Sections 1.13 (“Market Stand-Off” Agreement), 1.14 (Termination of Registration Rights), 2.16 (“Certain rights upon an Initial Offering”), 3.1 (“Delivery of Financial Information”), 3.8 (Confidentiality) and 5 (Miscellaneous), the term “Shareholder” shall be deemed to include the persons and entities set forth on Schedule C attached hereto (the “SSA Shareholders”).

1.1.22.

“SPAC Transaction” means a merger (including the Merger), consolidation, share exchange, share purchase or other business combination between (1) the entirety of the shareholders of the Company, the Company and/or a subsidiary of the Company and (2) a publicly listed “special purpose acquisition company” (a “SPAC”) and/or its shareholders (or a subsidiary of the publicly listed company), as a result of which either (x) the Company becomes a publicly listed Company (or a subsidiary of a publicly listed company) with Shares registered under Section 12(b) of the 1934 Act, or (y) the shareholders of the Company immediately prior to the closing of such merger, consolidation, share exchange, share purchase or other business combination hold or have the right, by virtue of their shareholdings in the Company, to acquire or to be issued, immediately following the closing of such merger, consolidation, share exchange, share purchase or other business combination, the majority shareholding in a publicly listed company that is the surviving entity of such merger, consolidation, share exchange, share purchase or other business combination.

2.	Registration Rights.

2.1.	Piggyback Registration.

2.1.1.

Other than in connection with a request for registration pursuant to Sections 2.2 or 2.3 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective shelf registration statement (a shelf registration statement, whether effective or not, a “Shelf Registration Statement”), or (ii) a registration statement (other than a Shelf Registration Statement solely for a delayed or continuous offering pursuant to Rule 415 under the Securities Act); in either case, for the sale of Ordinary Shares for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or otherwise in a registered public offering (subsections (i) and (ii) collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable, but not less than fifteen (15) Business Days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders (a “Piggyback Notice”) and such Piggyback Notice shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Each such Holder shall then have ten (10) Business Days after receiving such Piggyback Notice to request, in written notice to the Company, the inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) Business Days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy-Back Underwritten Offering in the case of a “bought deal”, “registered direct offering”, “overnight transaction” or similar offering where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use reasonable best efforts to effect the registration in any registration statement of any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made.

2.1.2.

(i) The Company shall give each Holder fifteen (15) Business Days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within ten (10) Business Days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 2.1.1(i) unless such Holder provided such notice to the Company pursuant to this Section 2.1.2 and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use commercially reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided that the Company shall not be required to effect a post-effective amendment more than four (4) times in each twelve months period.

2.1.3.

Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 2.6.

2.1.4.

Underwriting Requirements. In connection with any Piggy-Back Underwritten Offering, the Company shall not be required to include any of the Holders’ Registrable Securities in such offering unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected in accordance with this Section 2.1.4 (which terms shall be the same with respect to all Holders, except for variations resulting from jurisdiction of incorporation, tax status, corporate status and other matters relating specifically to specific Holders) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned among the selling Holders according to the total amount of securities entitled to be included therein owned by each such selling Holder or in such other proportions as shall mutually be agreed to by holders of 75% in interest of such selling Holders). In all cases, the number of Registrable Securities in the offering may be reduced only if all other shareholders’ securities are first entirely excluded from the offering. For purposes of the second sentence of this Section 2.1.4 concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and shareholders of such Holder, or the estates and family members of any such partners, members and retired partners, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.2.	Demand Registration.

2.2.1.

Request by Holders. At any time following the closing of the Company’s Initial Offering and until the expiration of the seventh (7th) anniversary thereof, but subject to the terms of any “lock-up agreement” entered into between the underwriters of the Initial Offering (or, in the event that the Initial Offering is a SPAC Transaction, between the Company) and a Holder (unless waived by such underwriters), the Initiating Holders may request in writing (a “Form F-1 Request Notice”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2.1. Within ten (10) Business Days after receipt of any such Form F-1 Request Notice, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Securities held by all such

Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) Business Days after the receipt of the Company’s notice. Thereupon, the Company shall make commercially reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities as to which it has received requests for registration; provided, however, that the Company shall not be required to effect any registration under this Section 2.2: (a) within a period of one hundred and eighty (180) days following the effective date of a previous registration pursuant to this Section 2.2 or Section 2.3, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.1; (b) if the Holders propose to sell Registrable Securities at an estimated aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$5,000,000; (c) if the Company gives notice that it is engaged in preparation of a registration statement to be filed, in the Company’s good faith estimate, within ninety (90) days from the date of the Form F-1 Request Notice in which the Holder may include its Registrable Securities, provided that the Company is employing in good faith commercially reasonable efforts to cause such registration statement to become effective and, further provided that the Holders are entitled to request that the Company register all of their Registrable Securities for resale pursuant to Section 2.1 of this Agreement (subject to underwriting limitations set forth in Section 2.2.2 below), provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period if, during either of the two previous usages, it did not ultimately complete a registration pursuant to which the requesting Holder was actually entitled to sell Ordinary Shares; or (d) if such registration could be effected on a Form F-3.

2.2.2.	Underwriting.

2.2.2.1.

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice to the other Holders referred to above in this Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting in accordance with the provisions of Section 2.13 (which underwriting agreement shall contain the same terms with respect to all such Holders, except for variations resulting from jurisdiction of incorporation, tax status, corporate status and other matters relating specifically to specific Holders).

2.2.2.2.

Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders (if any), then shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities required by the Holders to be included in the registration); provided, however, that in any event all Registrable Securities must be included in such registration prior to any other shares of the Company.

2.2.3.

General Terms. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 2.2 unless permitted to do so by the written consent of Holders who hold in the aggregate a majority of the Registrable Securities as to which registration has been requested. The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to this Section 2.2 and to become effective less than ninety (90) days after the effective date of any registration requested pursuant to this Section 2.2.

2.2.4.	Maximum Number of Demand Registrations. The Company shall not be required to effect more than two (2) registrations under this Section 2.2.

2.3.	Form F-3 Registration.

2.3.1.

Form F-3 Requests. In case the Company shall receive from any Holder or Holders a written request or requests (a “Form F-3 Request Notice”) that the Company effects a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Securities, then, subject to the conditions of this Section 2.3, the Company will give written notice of the proposed registration within fifteen (15) Business Days after receipt of any such Form F-3 Request Notice to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and who have provided the Company with written notice requests for inclusion therein within ten (10) Business Days after the receipt of the Company’s notice. As soon as practicable, and in any event within sixty (60) Business Days after the receipt of any such Form F-3 Request Notice, the Company shall file such Form F-3 registration statement under the Securities Act. The Company shall not be obligated to make any filing of a Form F-3 pursuant to this Section 2.3 if the Company has, within a ninety (90) day period preceding the date of such request, already effected a registration under the Securities Act pursuant to Section 2.2 or this Section 2.3, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.1. All written requests from any Holder or Holders to effect a registration on

Form F-3 pursuant to this Section 2.3 shall indicate whether such Holder(s) intend to effect the offering promptly following effectiveness of the registration statement or whether, pursuant to Section 1.4, they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”).

2.3.2.

Shelf Request. In the event that a Form F-3 is filed pursuant to a Shelf Request, upon a written request (a “Form F-3 Demand Notice”) from any Holder or Holders that is entitled to sell securities pursuant to such Form F-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Securities (a “Takedown”), the Company will, as soon as practicable, (a) deliver a notice relating to the proposed Takedown to all other Holders who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto and (b) promptly (and in any event not later than twenty (20) Business Days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Holders’ Registrable Securities as are specified in such request, together with the Registrable Securities requested to be included in such Takedown by any Holders who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company; except that (i) the Registrable Securities requested to be offered pursuant to such Takedown must have an anticipated aggregate price to the public (net of any underwriting discounts and commissions) of not less than US$1,000,000, and (ii) the Company shall not be obligated to effect any such Takedown (x) if the Company has within the twelve (12) month period preceding the date of such request already effected four (4) Takedowns under this Section 2.3 pursuant to which the requesting Holder was actually entitled to sell Ordinary Shares or (y) within ninety (90) days of effecting a previous Takedown under this Section 2.3 or an offering pursuant to Section 2.2.

2.3.3.	Registration. The Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an estimated aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000; or

(iii) if the Company gives notice that it is engaged in preparation of a registration statement to be filed within ninety (90) days in which the Holder may include its Registrable Securities, provided that the Company is employing in good faith commercially reasonable efforts to cause such registration statement to become effective and, further provided that the Holders are entitled to request that the Company register all of their Registrable Securities for resale pursuant to Section 2.12.1 of this Agreement (subject to underwriting limitations), provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period if, during either of the two previous usages, it did not ultimately complete a registration pursuant to which the requesting Holder was actually entitled to sell Ordinary Shares.

2.3.4.	Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.4.	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

2.4.1.

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of (a) the Investors holding in the aggregate a majority of the Registrable Securities which were acquired on or prior to the closing of the Purchase Agreement or at the Deferred Closing thereof by the Investors and which are then held by the Investors and registered thereunder or (b) other Holders holding in the aggregate a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred and eighty (180) days, or, if earlier, until the distribution contemplated in the registration statement has been completed;

2.4.2.

prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

2.4.3.

furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

2.4.4.

use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdictions and except as may be required under the Act;

2.4.5.	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

2.4.6.

notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

2.4.7.	cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

2.4.8.

provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.4.9.

cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of Registrable Securities; and

2.4.10.

subject to each selling Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, (A) use its commercially reasonable best efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to such selling Holder (to the extent consistent with the Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants) and the managing underwriter(s), if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (B) use its commercially reasonable best efforts to obtain opinions of counsel to the Company and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to each selling Holder and the managing underwriter(s), if any, provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (A) above; provided, further that the Company shall only be required to comply with this Section 1.5.10 in connection with an underwritten offering.

2.5.

Information from Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.6.

Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one U.S. counsel for all selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.2 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of more than fifty percent (50%) of the Registrable Securities to be registered or included in an offering pursuant to a Shelf Request (in which case all Holders who participated in marking such requests to withdraw shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of Section 2.2, such Holders agree that such registration constitutes the use by the Holders of one (1) demand registration under Section 2.2.4; provided further, however, that if any such withdrawal is based upon information showing a material adverse change in the condition, business, or prospects of the Company and was not known or available to such Holders at the time of their request for such registration, and such Holders have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration under Section 2.2.4.

2.7.

Deferral and Suspension. Notwithstanding any other provision of this Section 2, if the Company shall furnish to Holders requesting the filing of a registration statement or the initiation of an offering a certificate signed by the Chairman of the Board of Directors of the Company (the “Board”) stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed or offering to be undertaken, for instance, if it would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to defer the filing of a registration statement or suspend the use of a registration statement; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period and not for more than ninety (90) days for each such deferral or suspension.

2.8.

Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9.	Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

2.9.1.

To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, the partners, members or officers, directors and shareholders of each Holder, legal counsel and accountants for each selling Holder, any underwriter (as defined in the Act) for such Holder, any Holder deemed to be an underwriter (as determined under the Securities Act) and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (a “Holder Indemnitee”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, the securities laws of Israel, any state securities laws or any rule or regulation promulgated under the Act or any such other law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any disclosure package filed with the SEC, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, the securities laws of Israel, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act, the securities laws of Israel or any state securities laws; and the Company will reimburse each such Holder Indemnitee promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a Holder Indemnitee for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by such Holder Indemnitee.

2.9.2.

To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, the securities laws of Israel, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act, the securities laws of Israel or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 2.9.2, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 2.9.2 exceed the gross proceeds from the offering (less underwriter’s commissions and discounts) received by such Holder.

2.9.3.

Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9.4.

If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, subject to the limitation set forth in this Section 2.9.4, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. Notwithstanding anything to the contrary contained herein, in no event shall the contribution obligation of any Holder set forth in this Section 1.10.4 exceed the gross proceeds from the offering received by such Holder (less underwriter’s commissions and discounts when combined with any amounts paid by such Holder pursuant to Section 2.9.2), and in no event shall the contribution obligation of any Holder exceed the amount that such Holder would have been required to pay as indemnification if indemnification had been applicable in accordance with the above terms of this Section 2.9. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

2.9.5.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.9.6.

The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.10.

Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

2.10.1.	make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Act, at all times after the effective date of the Initial Offering;

2.10.2.	file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

2.10.3.

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 promulgated under the Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.11.

Assignment of Registration Rights. Any Holder that transfers Registrable Securities pursuant to a Permitted Transfer may assign to the respective transferee, together with such transfer, its rights to cause the Company to register such Registrable Securities pursuant to Section 2 hereof (but together with and subject to all obligations of such Holder under Section 1). The transferor shall, as a condition to such transfer, furnish the Company with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by the transferee’s obligations hereunder.

2.12.

“Market Stand-Off” Agreement. Each Shareholder (for purposes of this Section 2.12, the “Lock-up Shareholder”), hereby agrees that it will not, without the prior written consent of the managing underwriter of the Company (or, in the case of an Initial Offering that is a SPAC Transaction, the prior written consent of the Company), during the period commencing on the date of the final prospectus relating to any underwritten offering of the Company, or in the case of an Initial Offering that is a SPAC Transaction, the date of the consummation of the SPAC Transaction (including any offering referred to in Section 2.2 (Demand Registration)) and ending on the date specified by the Company and, if applicable, the managing underwriter (such period not to exceed (a) one hundred and eighty (180) days in connection with the Initial Offering and (b) ninety (90) days in connection with any other offering, as is required by (x) the underwriter in case of any offering or (y) by the Company in case of a SPAC Transaction) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, Ordinary Shares, or any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Lock-up Shareholder prior to the Company’s Initial Offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities of the Company, in cash or otherwise (the “Lock-Up”). The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable if all officers and directors and greater than one percent (1%) shareholders of the Company enter into or are bound by similar agreements. Any waiver provided to any Lock-Up Shareholder by the Company or the underwriters with respect to the obligations set forth in this Section 2.12 shall apply to the other Lock-Up Shareholders on a proportional basis. The underwriters are intended third party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In addition, at the underwriters’ request (or, in the case of an Initial Offering that is a SPAC Transaction, the Company’s request), each Lock-up Shareholder shall enter into a lock-up agreement in a form customarily used by such underwriter (or by the Company) reflecting the foregoing. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future (other than a SPAC Transaction, to which these obligations will apply). The Company may impose stop-transfer instructions with respect to the Ordinary Shares (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day or ninety (90) day period. In addition to the foregoing, no Holder that would be required to sign an agreement restricting its ability to transfer pursuant to this Section 1.13 shall distribute shares to its shareholders, partners or members after receipt of a Piggyback Notice or a Form F-1 Request Notice until such time as such Holder has signed such an agreement required pursuant hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

To the extent that there shall be discretionary releases of shares from the Lock-Up, such discretionary releases of shares shall be allocated to all Holders that are subject to the Lock-Up on a pro rata basis based on the number of shares of Ordinary Shares held by the Holders that are subject to the Lock-Up.

2.13.	Termination of Registration Rights. No shareholder shall be entitled to exercise any rights under Section 2 after the date that is seven (7) years after the date of the Initial Offering.

2.14.

Designation of Underwriter. In the case of any registration effected pursuant to Sections 2.2 and 2.3 of this Agreement, the Initiating Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering, with the consent of the Company (not to be unreasonably withheld), at the Company’s expense. With respect to a Piggy-Back Underwritten Offering effected under Section 2.1, the Company shall designate the managing underwriter(s).

2.15.

Initiation of an IPO. To the extent an Initial Offering is initiated by the Company’s Board of Directors, each Shareholder shall reasonably support such Initial Offering. Following the third anniversary of the original date of the Prior Agreement, the holders of the majority of the Investor Shares (as such term is defined in the Company’s Articles of Association, as may be amended from time to time), may require the Company, by written notice thereto, to initiate an IPO process, however, the parties are aware that any IPO process may not necessarily be consummated successfully (e.g., due to market circumstances, advice of underwriters and other reasons). The rights under the previous sentence shall terminate upon consummation of an Initial Offering (including a SPAC Transaction).

2.16.

Certain rights upon an Initial Offering. In the event an Initial Offering is consummated, the Shareholders shall use their voting right as shareholders, to ensure that the CVC Investor will have at least one Board seat immediately following the Initial Offering, provided that as of immediately prior to the Initial Offering CVC holds at least 15% of the issued and outstanding share capital of the Company.

3.	Covenants of the Company.

3.1.	Delivery of Financial Statements. The Company shall deliver to each Investor and to each of the Founders:

3.1.1.

as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail and United States dollar-denominated, on a consolidated basis, prepared in accordance with United States generally accepted accounting principles (“GAAP”), and audited and certified by one of the “Big Four” firms of Independent Certified Public Accountants with offices in the State of Israel who are members of the Israeli Institute of Certified Public Accountants (the “Auditors”), and accompanied by an opinion of such accounting firm which opinion shall state that such balance sheet and income statement and statement of cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly in all material respects the financial position of the Company as of their date, and that the audit by the Auditors in connection with such financial statements has been made in accordance with GAAP;

3.1.2.

as soon as practicable, but in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited, consolidated income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, and in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and United States dollar-denominated, prepared in accordance with GAAP applied on a basis consistent with that of preceding periods subject to (a) there being no footnotes contained therein and (b) changes resulting from year-end audit adjustments, and all reviewed by the Auditors; and

3.1.3.	such other information relating to the financial condition, business, prospects or corporate affairs of the Company as an Investor or a Founder may from time to time reasonably request.

3.2.

Inspection. The Company shall permit each Investor and/or any of the Founders, at each such party’s own expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor and/or the Founders, for any purpose whatsoever. In addition, but subject to the foregoing, the Company will deliver to any Investor and/or Founder with reasonable promptness, such information and data with respect to the Company, as such Investor and/or Founder may from time to time reasonably request. This Section 2.2 shall not be in limitation of any rights which an Investor or the directors designated by such Investor may have under applicable law.

3.3.

Accounting. The Company will maintain and cause each of its Subsidiaries (if any) to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP. For purposes of this Agreement, “Subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

3.4.

Insurance. The Company has obtained from financially sound and reputable insurers and until the consummation of an Initial Offering shall pay all premiums and maintain in full force and effect, directors’ and officers’ liability insurance in a form and coverage satisfactory to the Board, for an amount of at least Three Million United States Dollars (US$3,000,000).

3.5.

Proprietary Information and Non-Competition Agreements. The Company, its wholly owned and controlled subsidiaries will not employ, or continue to employ or otherwise engage the services of, any person whether or not such person has or will have access to confidential information with respect to the Company and such subsidiaries and their respective operations, unless such person has executed and delivered a Proprietary Information and Non-Competition Agreement in a form approved by the Company’s management from time to time. For the sake of clarification, this Section 3.5 shall not apply to any non-executive members of the Board.

3.6.

Annual Plan. The management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), in consultation with the Board. The Annual Plan for the following year shall be submitted to the Board for its approval at least thirty (30) days prior to the first day of the year covered by such Annual Plan.

3.7.

Termination of Information and Inspection Covenants. The covenants of the Company and the rights of each of the Investors and the Founders set forth in Sections 3.1 through 3.6 as well as Section 4 shall terminate and be of no further force or effect with respect to any Investor or Founder (as the case may be), upon the earlier to occur of (a) such Investor or Founder, as applicable, ceasing to hold more than 0.4% of the issued and outstanding share capital of the Company, (b) the consummation of a Deemed Liquidation Event (as defined in the Articles of Association of the Company, as may be amended from time to time (the “Articles”)), and (c) upon the consummation by the Company of an Initial Offering (including a SPAC Transaction) or when the Company first otherwise becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur. The Company may refrain from providing any of the information pursuant to Section 3 and Section 4 if and to the extent the Board (acting reasonably and in good faith) determines that (i) such information involves personal information (unless the personal information can be redacted or removed); (ii) the disclosure of such information would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel; or (iii) the disclosure of such information would be reasonably expected to create a conflict of interests or potential conflict of interests between the Company and the recipient of such information or any of its Affiliates, unless in case of the CVC Investor, in each case of (i) and (iii), to the extent that the CVC Investor Group is required to receive such information pursuant to mandatory law or bona fide fund regulation and the disclosure thereof does not constitute a violation of law by the Company.

3.8.

Confidentiality. Each Shareholder (without derogating from any other agreement such Shareholder may have with the Company or any obligation under applicable law) undertakes to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its holdings in the Company) any confidential information obtained from the Company or its subsidiaries pursuant to the terms of this Agreement or otherwise (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement or other confidentiality obligation by such Shareholder), (b) is or has been made known or disclosed to such party by a third party without, to such party’s knowledge, a breach of any obligation of confidentiality such third party may have to the Company or its subsidiaries, or (c) was in such party’s possession or known by such party without restriction or confidentiality obligation prior to receipt from the Company as evidenced by written records; provided, however, that a Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or the enforcement of any of its rights as a shareholder of the Company and provided that such persons are bound by confidentiality obligations no less onerous than the terms hereof and further provided that such Shareholder remains responsible towards the Company for any unauthorized disclosure by such persons; (ii) to any prospective purchaser of any Registrable Securities from such Shareholder, if such prospective purchaser agrees in advance and in writing to keep such information confidential and to be bound by confidentiality undertakings towards the Company in a form acceptable to the Company, provided that if such prospective purchaser is not a purely financial investor (including, if it is a competitor of the Company, as shall be determined in good faith by the Board), such disclosure shall require the Company’s prior consent; (iii) if such Shareholder is an Investor, the Investor may make a general disclosure, not containing proprietary information or intellectual property or other highly confidential non-financial matters, regarding the general nature of the Company including its financial condition (including summary and general information regarding the Company’s revenues and profits) to its shareholders, equityholders, partners or members in connection with periodic reports thereto; (iv) with regard to the CVC Investor to any entity within the CVC Investor Group) and each of their respective directors, officers, consultants, advisors or employees purely on a need to know basis (each of the foregoing persons under (i) through (iv), a “Permitted Disclosee”); provided that such Permitted Disclosees are under an obligation to keep such information confidential and such Investor remains responsible towards the Company for any breach by such Permitted Disclosees; and (v) as otherwise required by applicable law, provided that the Shareholder notifies the Company in advance of such disclosure and takes reasonable steps, at the Company’s request and expense, to minimize the extent of any such required disclosure, subject to applicable law. Furthermore, nothing contained herein shall prevent any party hereto from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such party does not, except as permitted in accordance with this Section 3.8, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities.

4.	[Reserved]

5.	Miscellaneous.

5.1.

Successors and Assigns. Except as otherwise expressly set forth herein or pursuant to a Permitted Transfer, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the other parties to this Agreement. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

5.2.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.3.

Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by courier, by registered or certified mail, postage prepaid, by facsimile or by e-mail, addressed (i) in the case of the Company, to its principal office; (ii) in the case of any Shareholder which is a party to this Agreement from time to time, at the address of such Shareholder as set forth in the records of the Company or such other address for such Shareholder as shall be designated in writing from time to time by such Shareholder. Notices shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon electronic confirmation of transmission, when sent by facsimile or e-mail, or if sent during a non-Business Day, then on the first Business Day following electronic confirmation of transmission, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Any notice of change of address shall only be valid upon receipt.

5.4.	[Reserved]

5.5.

Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto, if any) amends and restates the Prior Agreement in its entirety and constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided that (a) in the event that such amendment or waiver affects the obligations or rights of any Investor or group of Investors in an adverse and disproportionate manner when compared to other Shareholders or Investors, such amendment or waiver shall also require the written consent of the Investors holding in the aggregate a majority of the Registrable Securities then held by the Investors and affected by such amendment or waiver (considered as a single class), and (b) any amendment (A) to sub-section (a) of Section 1.1.17 (Initiating Holders), (B) to subsection (i) of Section 1.1.21 (Registrable Securities), (C) to subsections (a) and (b) of this Section 3.5, (D) to Sections 3.1 (Delivery of Financial Statements), 3.2 (Inspection) or 3.7 (Termination of Information and Inspection Covenants), (E) which otherwise substantially defeats the rights granted to the Investors under Sections 2.1 (Piggyback Registration), 2.2 (Demand Registration), 2.6 (Expenses of Registration), or 2.11 (Assignment of Registration Rights), 2.12 (Market Stand Off) 2.13 (Termination of Registration Rights) (but not any other amendments to these sections that do not substantially defeat the rights granted thereunder to the Investors), shall also require the approval of Investors holding in the aggregate a majority of the Registrable Securities then held by the Investors (considered as a single class). Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective future transferees.

5.6.

Severability. If one or more provisions of this Agreement or the application of any such provision to any person or set of circumstances, are held to be unenforceable, unlawful or invalid under applicable law, such provision shall be excluded from this Agreement and the remaining provisions of the Agreement and the application of such provisions to persons or circumstances other than those as to which it is determined to be unenforceable unlawful or invalid shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.7.

Aggregation of Shares. All shares of Registrable Securities held or acquired by a Shareholder and its Permitted Transferee (as such term is defined in the Articles) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.8.

Termination. Without limitation of any other provision hereof, this Agreement ceases to apply to a Shareholders as soon as the Shareholder ceases to hold any Registrable Securities, provided that the covenants and rights under Section 3 shall terminate in accordance with Section 3.7 and Section 3.8 shall continue to apply to any confidential information referred to in Section 3.8.

5.9.

Construction. Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of this Agreement, the documents referred to herein to which it is a party and the transactions contemplated hereunder and thereunder, and that it was represented by legal counsel in the negotiation, execution and delivery of such documents. Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Agreement or any other document referred to herein to which it is a party, no party has had any preference in the design of the provisions of this Agreement (within the meaning of Section 25(b1) of the Contracts Law (General Part), 1973 (as amended)).

5.10.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Israel without regard to its choice of law rules. The competent courts located in Tel Aviv-Jaffa shall have exclusive jurisdiction over any dispute arising in connection with or as a result of this Agreement and each of the parties hereto expressly and irrevocably consents and submits to the exclusive jurisdiction of such courts, and agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

5.11.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Rights Agreement as of the date first above written.

COMPANY:

IRONSOURCE LTD.

By:	/s/ Tomer Bar Zeev
Name:	Tomer Bar Zeev
Title:	CEO

By:	/s/ Assaf Ben Ami
Name:	Assaf Ben Ami
Title:	CFO

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Rights Agreement as of the date first above written.

INVESTOR:

APP INVESTMENTS S.À R.L.

By:	/s/ Carmen André
Name:	Carmen André
Title:	Director

Address: ## ###### ######

#-#### ##########

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Rights Agreement as of the date first above written.

INVESTOR:

VIOLA VENTURES III, L.P.

By:	/s/ Shlomo Dovrat
Name:	Shlomo Dovrat
Title:	General Partner

By:	/s/ Itzik Avidor
Name:	Itzik Avidor
Title:	CFO & Partner

Address:

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Rights Agreement as of the date first above written.

INVESTOR:

Solely with respect to Sections 2 (Registration Rights), Section 3.8 (Confidentiality) and 3 (Miscellaneous) of this Agreement (and, for the avoidance of doubt, not for any other section of the Agreement), the SSA Shareholders shall be deemed parties to this Agreement. Accordingly, the signatures of the SSA Shareholders are affixed hereto for such purposes only:

[NAME OF SSA SHAREHOLDER]

By:
Name:
Title:

Address:

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Tomer Bar Zeev
TOMER BAR ZEEV

/s/ Eyal Milrad
EYAL MILRAD

/s/ Itay Milrad
ITAY MILRAD

/s/ Roi Milrad
ROI MILRAD

/s/ Tamir Carmi
TAMIR CARMI

/s/ Arnon Harish
ARNON HARISH

/s/ Nethanel Shadmi
NETHANEL SHADMI

ANNEX A

Form of Joinder Agreement to

SECOND AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

of

IRONSOURCE LTD.

This Joinder Agreement (this “Joinder”) is executed and delivered as of [    *    ] in respect of that certain Second Amended and Restated Shareholders Rights Agreement, dated as of March [*], 2021 by and among ironSource Ltd., an Israeli company (the “Company”), the Company’s shareholders listed on Schedule A thereto (the “Investors”) and the Company’s Founders listed on Schedule B thereto (the “SRA”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the SRA.

By executing and delivering this Joinder with the Company, the undersigned hereby joins and becomes a party to the SRA with all of the rights and subject to all of the obligations of an “Investor” under the SRA, and shall be added to Schedule A thereto and shall be considered an “Investor” for all purposes of the SRA.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

By:
Name of Investor:
If Investor is an entity, title of Investor:

ACCEPTED AND ACKNOWLEDGED:

ironSource Ltd.

By:
Name:
Title: